SUBSCRIPTION AGREEMENT

                   CYGNI SYSTEMS CORPORATION
                     (A Nevada Corporation)
 303 - 167 Bannatyne Avenue, Winnipeg, MB, R3B 0R4, Canada

     The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.001 par value, set forth below, in Cygni Systems Corporation, (hereafter "Corporation") at a price of $0.10 per share and encloses a check, bank draft, or wire transfer of funds, payable to "Cygni Systems Corporation" in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus. The prospective purchaser further hereby represents and warrants as follows:

1. The prospective purchaser, if a person, is at least 21 years of age and, has read the Prospectus and, in particular, the materials in the Risk Factors section of the Prospectus.

2. The prospective purchaser understands that this purchase offer does not become a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Corporation. The Corporation may accept or reject any or all of the offer.

3. The prospective purchaser hereby acknowledges and agrees that upon acceptance by the Corporation of this purchase offer, he/she is not entitled to cancel, terminate, or revoke this purchase offer and that this agreement shall survive death, disability, or transfer of control of the prospective purchaser.

 MAKE CHECK PAYABLE TO:         CYGNI SYSTEMS CORPORATION

Executed this	 day of		  ,2004, at				.
Dollar Amount of Purchase Offer: $	Number of Shares of Purchase Offer:


Address                                 Signature of Purchaser


Address                                 Print SURNAME of Purchaser


City / State                            Print FIRST name and initials of
                                        Purchaser


Country / Zip Code                      Taxpayer Identification or
                                        Social Security Number


          Accepted By: CYGNI SYSTEMS CORPORATION

By:
Title:
Date: